Exhibit 10.17

EMPLOYMENT AGREEMENT

          THIS AGREEMENT (the “Agreement”), dated as of February 23, 2009 and effective as of the Closing Date (as defined below), if one occurs, is by and between Woodland Wireless Solutions, Ltd., a Michigan corporation (the “Company”), and Ned Timmer (“Executive”). Capitalized terms used herein are defined in Section 9 and throughout this Agreement.

          WHEREAS, Woodland Holdings Corp., a Delaware corporation (the “Buyer”) is purchasing 100% of the issued and outstanding equity interests of each of the Company, West Michigan Co-Location Services, LLC, a Michigan limited liability company and T2 TV, LLC, a Michigan limited liability company, pursuant to a certain Stock Purchase Agreement, dated the date hereof (the “Stock Purchase Agreement”), by and among the Company, Cornerworld Corporation, a Nevada corporation (“Cornerworld”), the Executive and HCC Foundation, a Michigan not-for-profit corporation;

          WHEREAS, the Buyer is purchasing 100% of the issued and outstanding equity interests of each of Phone Services and More, LLC, a Michigan limited liability company doing business as Visitatel, and T Squared Communications LLC, a Michigan limited liability company, pursuant to that certain Unit Purchase Agreement, dated the date hereof (the “Unit Purchase Agreement”, and together with the Stock Purchase Agreement, the “Purchase Agreements”) by and between Buyer and the Executive.

          WHEREAS, it is a pre-condition to the Company’s obligation to consummate the transactions contemplated by the Purchase Agreements that Executive and the Company enter into this Agreement;and

          WHEREAS, the Company desires to employ Executive, and Executive desires to accept employment with the Company, on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

          1. Employment Term. Unless earlier terminated in accordance with Section 4 hereof, the term of this Agreement shall be the four-year period commencing as of the date hereof and ending on the day before the fourth anniversary of the date hereof (the “Term”); provided that, in no event shall Executive’s employment be terminated without Cause prior to the date that is twenty-four (24) months from the date hereof, except upon the unanimous consent of the Board of Directors of Cornerworld (with Executive recusing himself from such deliberations).

          2. Employment.

                    (a) Employment by the Company. Executive agrees to be employed by the Company upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as the Chief Operating Officer of the Woodland Holdings Corp., and shall report to the Board of Directors of Buyer (the “Board of Directors”) and the Chief Executive Officer of Cornerworld or their respective designees.

                    (b) Performance of Duties. In his capacity as Chief Operating Officer of the Buyer, Executive shall be responsible for the following, with respect to the Buyer and all of its subsidiaries: (i) overview of the operations and performance of technical and computer equipment including, without limitation, servers, switches, Video Head-end, routers and satellite dish, (ii) supporting customer relations, (iii) review, reconciliation and approval of all financial statements, (iv) overview of the following departments/groups: billing, customer service, technical and equipment, (v) assisting in the implementation of new initiatives by the Board of Directors and/or the Chief Executive Officer of Cornerworld, (vi) supporting the implementation and execution of the budget and projections as approved by the Board of Directors of Cornerworld, and (vii) such other duties and responsibilities he may be reasonably assigned by the Board of Directors and/or the Chief Executive Officer of Cornerworld or their respective designees. The Executive hereby agrees to accept such employment and to render the services described above. Throughout the Term, Executive agrees to: (i) devote his full business effort, time, attention, energy, and skill to his position with the Buyer and the duties set forth herein (subject to the Company’s policies with respect to vacations and absences); (ii) faithfully, loyally, and industriously perform such duties and serve the Buyer and its subsidiaries to the best of Executive’s ability; (iii) comply with all of the Company’s policies and procedures, as well as all applicable law and regulations, that are known or should be known to Executive; and (iv) comply with all reasonable requests, instructions and regulations made by Cornerworld. Executive’s employment under this Agreement shall be on a part-time basis. It is anticipated that Executive will spend an average of sixteen (16) hours per week, during normal business hours, attending to the business and affairs of the Company and, at the direction of the Board of Directors and/ or the Chief Executive Officer of Cornerworld or their respective designees, traveling in accordance with Section 2(c).

                    (c) Place of Performance. Executive may work remotely from his office in Cape Coral, Florida, or any other suitably equipped location. Executive agrees to travel to the Company’s principal offices located at 301 Hoover Blvd, Holland, Michigan, as necessary or appropriate in the performance of Executive’s duties, as reasonably determined by the Board of Directors and/or the Chief Executive Officer of Cornerworld or their respective designees.Executive recognizes that his duties will require him, at the Company’s expense, to travel to domestic and international locations.

          3. Compensation and Benefits.

                    (a) Base Salary. The Company agrees to pay to Executive a base salary (“Base Salary”) at the annual rate of $50,000. Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.

                    (b) Profit Participation. Executive shall be eligible to receive an annual profit participation payment (the “Profit Participation Payment”). The Profit Participation Payment payable to Executive in respect of a Participation Year, if any, shall be equal to fifty percent (50%) of such Participation Year’s Adjusted EBITDA over the June 2008 Adjusted EBITDA. The Profit Participation Payment under this Section 3(b) shall be in lieu of any bonus payable under any bonus plan or program applicable to employees of the Company generally (including any bonus plan or program operated by an affiliate of the Company and made applicable to employees of the Company generally).

          (i) Participation Payment Calculation. As promptly as practicable, but in any event within thirty (30) days after the end of each Participation Year, Buyer shall prepare and deliver to the Executive (i) Financial Statements for such Participation Year, (ii) a statement of the Profit Participation Payment for such Participation Year, which shall explain in reasonable detail the calculations of Adjusted EBITDA for such Participation Year (a “Participation Payment Statement”) and (iii) any and all reasonable supporting documentation in such detail as is reasonably requested by the Executive to enable the Executive to verify the amounts set forth in such Financial Statements and in such Participation Payment Statement.

          (ii) Dispute. The Executive may dispute such Financial Statements and/or Profit Participation Payment Statement for such Participation Year by sending a written notice (a “Dispute Notice”) to Buyer within fifteen (15) days after Buyer’s delivery to the Executive of such Financial Statements, Participation Payment Statement, and any supporting documents required to be produced pursuant to Section 3(b)(i). The Dispute Notice shall identify each disputed item on the Financial Statements or Participation Statement, specify the amount of such dispute and set forth in reasonable detail the basis for such dispute. In the event of any such disputes, Buyer and the Executive shall attempt, in good faith, to reconcile their differences, and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties and shall be evidenced by a writing signed by Buyer and the Executive, including, as appropriate, revised Financial Statements (“Revised Financial Statements”) and/or a revised Participation Payment Statement (a “Revised Participation Payment Statement”) reflecting such resolution. If Buyer and the Executive are unable to resolve all disputed items within fifteen (15) days after the Executive’s delivery of the Dispute Notice to Buyer, then Buyer and the Executive shall promptly evidence any resolved disputes in writing signed by Buyer and Executive and submit any remaining disputed items for final binding resolution to any independent accounting firm mutually acceptable to Buyer and the Executive (which accounting firm has not, within the prior sixty (60) months, provided services to the Executive or Cornerworld or any of their affiliates). If Buyer and the Executive are unable to agree upon an independent accounting firm within thirty (30) days after the Executive’s delivery of the Dispute Notice to Buyer, an independent accounting firm selected by Buyer (which accounting firm has not, within the prior sixty (60) months, provided services to Executive or Cornerworld or any of their Affiliates) and an independent accounting firm selected by the Executive (which accounting firm has not, within the prior sixty (60) months, provided services to Executive or Cornerworld or any of its Affiliates) shall select an independent accounting firm that has not, within the prior sixty (60) months, provided services to Executive or Cornerworld or any of their Affiliates. Such independent accounting firm mutually agreed upon by Buyer and the Executive or by the procedure referenced in the immediately preceding sentence, as the case may be, is hereinafter referred to as the “Independent Accounting Firm.” If any remaining disputed items are submitted to an Independent Accounting Firm for resolution, (i) each party will furnish to the Independent Accounting Firm such work papers and other documents and information relating to the remaining disputed items as the Independent Accounting Firm may request and are available to such party, and each party will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed items and to discuss the resolution of the disputed items with the Independent Accounting Firm; (ii) each party will use its good faith commercially reasonable efforts to cooperate with the resolution process so that the disputed items can be resolved within forty-five (45) days after submission of the disputed items to the Independent Accounting Firm; (iii) the determination by the Independent Accounting Firm, as set forth in a written notice to Buyer and the Executive (which written notice shall include, as appropriate, Revised Financial Statements and/or a Revised Participation Payment Statement), shall be final, binding and conclusive on the parties; and (iv) the fees and disbursements of the Independent Accounting Firm shall be allocated between Buyer and Executive in the same proportion that the aggregate amount of the disputed items submitted to the Independent Accounting Firm that are unsuccessfully disputed by each party (as finally determined by the Independent Accounting Firm) bears to the total amount of all disputed items submitted to the Independent Accounting Firm.

          (iii) The Financial Statements for such fiscal year and the Participation Payment Statement or, if either have been adopted pursuant to Section 3(b), the Revised Financial Statements and/or the Revised Participation Payment Statement, shall be deemed to be final, binding and conclusive on Buyer and Executive (“Final Statements”) upon the earliest of (i) the failure of the Executive to deliver to Buyer the Dispute Notice within fifteen (15) days after Buyer’s delivery to the Executive of the Financial Statements, the Participation Statement and other supporting documents required to be produced pursuant to Section 3(b)(i) for such Participation Year to the Executive; (ii) the resolution of all disputes by Buyer and the Executive, as evidenced by, as appropriate, Revised Financial Statements and/or a Revised Participation Payment Statement; and (iii) the resolution of all disputes by the Independent Accounting Firm, as evidenced by, as appropriate, Revised Financial Statements and/or a Revised Participation Payment Statement. Any Profit Participation Payment based on Final Statements shall be made in accordance with subsection (iv) hereof.

          (iv) Profit Participation Payments. Each Profit Participation Payment shall be paid and payable by Buyer, the Company or any Affiliate of any of them, subject to adjustment in accordance with Section 3(b)(v) below, to Executive with respect to each Participation Year and shall be paid on a date or dates selected by Buyer or the Company, as applicable, that results in the payment of such Profit Participation Payment to Executive in full on or before the fifth business day after the date on which the Final Statements are deemed final, binding and conclusive for such Participation Year (the “Final Determination

Date”). In the event the Final Determination Date has not been set prior to April 1st following such Participation Year, Buyer shall pay to Executive an amount, in cash, equal to eighty percent (80%) of its good faith estimate of the Profit Participation Payment for such Participation Year (the “Partial Payment”) on April 1st following such Participation Year. Following payment by Buyer of the Partial Payment, if, upon the adoption of the Final Statements for such Participation Year in accordance with Section 3(b)(iii), such Final Statements set forth that no Profit Participation Payment was due for such Participation Year, Executive shall promptly return the Partial Payment to the Buyer. If, on the other hand, such Final Statements set forth that a Profit Participation Payment was due for such Participation Year, Buyer shall pay the remaining portion of the Profit Participation Payment on or before the fifth Business Day after the Final Determination Date. Each Profit Participation Payment shall be paid in cash and in no event shall a Profit Participation Payment be made later than the last day of the calendar year in which the applicable Participation Year ended. In the event that an amount due under this Section 3(b) shall not be paid to Executive on or before its due date, such amounts shall bear interest at a rate per annum equal to the Prime Rate plus six and one-quarter percent (6 ¼%), calculated and payable monthly, compounded monthly, and Executive shall be entitled to pursue any remedies available to him under this Agreement or applicable law.

          (v) Adjustment to Profit Participation Payment. Promptly following the completion of the Buyer’s Audited Financial Statements, but in no event more than ten (10) business days after filing with the SEC by Cornerworld of its Annual Report on Form 10-K for the fiscal year ended April 30th in the applicable Participation Year or later than the last day of the calendar in which the Participation Year ended:

(A)

if the Actual Audited EBITDA for the periods covered in any Participation Year exceeds the EBITDA set forth in such Participation Year’s Participation Payment Statement, then Buyer shall pay to Executive a cash amount equal to fifty percent (50%) of such excess amount, rounded to the nearest dollar, by means of a wire transfer of immediately available funds to the account directed by Executive;

(B)

if the Actual Audited EBITDA for the periods covered in any Participation Year is equal to the EBITDA set forth in such Participation Year’s Participation Payment Statement, then no payment shall be made to either the Buyer or the Executives at such time pursuant to this Section 3(b)(v); and

(C)

if the Actual Audited EBITDA for the periods covered in any Participation Year is less than the EBITDA set forth on such Participation Year’s Participation Payment Statement, then Executive shall pay to Buyer a cash amount equal to fifty percent (50%) of such shortfall amount, rounded to the nearest dollar, by means of a wire transfer of immediately available funds to the account directed by Buyer.

Notwithstanding anything to the contrary herein, there shall be no adjustment to the Participation Payment pursuant to this Section 3(b)(v) if disputed items were submitted to an Independent Accounting Firm for resolution in accordance with Section 3(b)(ii) and a binding resolution of all disputes was made by the Independent Accounting Firm.

                    (c) Medical Insurance. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the medical insurance plans generally provided by the Company to executives of the Company (subject to applicable employee contributions).

                    (d) Business Expenses. The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement, including but not limited to cell phone and high speed internet service for each year during the Term, a laptop computer and a fax machine. Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company’s standard procedures.

                    (e) No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 5 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 5 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.

                    (f) Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

          4. Termination of Employment. Subject to Section 1 of this Agreement, Executive’s employment hereunder may be terminated prior to the end of the Term under the following circumstances.

                    (a) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

                    (b) Executive Becoming Totally Disabled. The Company may terminate Executive’s employment hereunder at any time after Executive becomes “Totally Disabled.” For purposes of this Agreement, Executive shall be “Totally Disabled” in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of 90 consecutive days due to physical or mental incapacity or impairment. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company.

                    (c) Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) the neglect or failure or refusal of Executive to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), provided that the Company notifies Executive in writing of such failure or refusal and Executive fails to cure same within ten (10) days of such notice; (ii) the engaging by Executive in gross misconduct which is injurious to the Company, monetarily or otherwise; (iii) Executive’s perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof; (iv) any willful or intentional act by Executive that could reasonably be expected to injure the reputation, business, or business relationships of the Company or any of its affiliates or Executive’s reputation or Company business relationships; (v) Executive’s material failure to comply with, and/or a material violation by Executive of, the internal policies of the Company or any of its affiliates and/or procedures or any laws or regulations applicable to Executive’s conduct as an employee of the Company, provided that, if susceptible of cure, the Company notifies Executive in writing of such failure or violation and Executive fails to cure same within ten (10) days of such notice; (vi) Executive’s indictment or conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude; (vii) Executive’s breach of a covenant set forth in Section 6; or (viii) any other material breach by Executive of this Agreement.

                    (d) Termination by the Company Without Cause. Subject to Section 1 of this Agreement, the Company may terminate Executive’s employment hereunder at any time for any reason or no reason by giving Executive thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company.

                    (e) Termination by Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company. For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (i) the Company fails to pay the compensation described in Sections 3(a) and 3(b) (in accordance with, and subject to, such provisions); (ii) a default by the Buyer of its obligations under the Timmer Purchase Money Note (as defined in the Stock Purchase Agreement); or (iii) Executive no longer holds the office of Chief Operating Officer of the Woodland Group, or an office of equivalent stature, or his functions and/or duties are materially diminished; provided, however, that a termination by Executive for Good Reason shall be effective only if, within 30 days following delivery of a written notice by Executive to the Company that Executive is terminating his employment for Good Reason (which notice must be provided to the Company by Executive within 30 days of the event giving rise to Good Reason), the Company has failed to cure the circumstances giving rise to Good Reason.

                    (f) Termination by Executive Without Good Reason. Executive may terminate his employment hereunder at any time for any reason or no reason by giving the Company thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company, and any such reduction or removal shall not constitute Good Reason.

          5. Compensation Following Termination Prior to the End of the Term. In the event that Executive’s employment hereunder is terminated prior to the end of the Term, for reasons other than as described in Section 5(c), Executive shall be entitled only to the following compensation and benefits upon such termination:

                    (a) General. On any termination of Executive’s employment, he shall be entitled to:

          (i) any accrued but unpaid Base Salary for services rendered through the date of termination; provided, however, that in the event Executive’s employment is terminated pursuant to Section 4(b), the amount of Base Salary received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company;

          (ii) any accrued by unpaid amount of any Participation Payment from any Participation Year in which Executive was employed at the end of the Participation Year, to be paid as and when such Participation Payment would have been paid had Executive’s employment not been terminated;

(iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with Section 3(e) of this Agreement; and

(iv) receive any benefits to which he may be entitled upon termination pursuant to the plans and programs referred to in Section 3(c) hereof in accordance with the terms of such plans and programs.

                    (b) Termination by the Company for Cause; Termination by Executive Without Good Reason. In the event that Executive’s employment is terminated prior to the expiration of the Term (i) by the Company for Cause pursuant to Section 4(c) or (ii) by Executive without Good Reason pursuant to Section 4(f), Executive shall be entitled only to those items identified in Section 5(a).

                    (c) Termination by Reason of Death or Executive Becoming Totally Disabled; Termination by the Company Without Cause; Termination by Executive for Good Reason. In the event that Executive’s employment is terminated prior to the expiration of the Term (i) by reason of Executive’s death or Executive becoming Totally Disabled (as defined in Section 4(b) above), (ii) by the Company without Cause pursuant to Section 4(d) or (iii) by

Executive for Good Reason pursuant to Section 4(e), Executive (or his estate as applicable) shall be entitled only to the following:

(i) those items identified in Section 5(a);

          (ii) the full amount of each Profit Participation Payment, if any, for the Participation Years remaining in the Term (such payments, if any, to be paid as and when such payment would have been paid had Executive’s employment continued);

          (iii) the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for the remainder of the Term (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated); and

          (iv) if Executive timely elects COBRA continuation coverage for medical benefits, the Company will continue to pay through the COBRA Payment End Date (as defined below) the employer portion of the monthly premiums for the coverage Executive maintained on the date of termination, provided that Executive will be required to continue to pay any employee portion of the monthly premiums in effect as of the date of termination, which amounts shall be deducted from the payments made pursuant to Section 5(c)(iii) above. The “COBRA Payment End Date” shall be the earlier of (i) eighteen months following the last day of the month in which Executive’s employment terminated and (ii) the date Executive becomes employed by a third party and is eligible for coverage under the group benefits plan of the new employer. If during the period Executive is receiving this benefit, he obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Executive must notify the Company in writing of such new employment so that the Company receives such notification prior to the commencement of this employment.

                     (d) Effect of Material Breach of Section 6 on Compensation and Benefits Following Termination of Employment Pursuant to Section 5. If, at the time of termination of Executive’s employment for any reason prior to the expiration of the Term or any time thereafter, Executive is in material breach of any covenant contained in Section 6 hereof, Executive (or his estate, as applicable) shall not be entitled to any payment (or if payments have commenced, any continued payment) under Sections 5(c)(ii), 5(c)(iii) or 5(c)(iv).

                    (e) No Further Liability; Release. Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s employment and termination of employment. Other than providing the compensation and benefits provided for in accordance with this Section 5, the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 5 (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company of a release in form and substance satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, affiliates, successors, assigns, agents and representatives. The Company shall (i) provide Executive with the form of release referred to in the immediately preceding sentence no later than ten (10) days following the date of termination of Executive’s employment, (ii) Executive shall have twenty-one (21) days to consider the release and if he executes the release, shall have seven (7) days after the execution of the release to revoke the release, and absent such revocation, the release shall become binding, and (iii) provided Executive did not revoke the release, payments contingent on the release (if any) shall be paid no earlier than the eight (8) days after execution in accordance with the applicable provisions herein.

          6. Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Developments.

                    6.1 No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director on the board of directors of any other company, except as approved in advance in writing by the Board of Directors of Cornerworld; provided, however, that Executive shall be entitled to perform activities and provide services relating to the positions he currently holds with FTTP, LLC, Viability, LLC and the Holland Chamber of Commerce, manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefore, except as approved in advance in writing by the Board of Directors of Cornerworld.

                    6.2 Noncompetition; Nonsolicitation.

                    (a) Executive acknowledges and recognizes the highly competitive nature of the Businesses and that access to the confidential records and proprietary information of Businesses renders him special and unique within the Buyer’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment with the Company and (ii) the period beginning on the date of termination of employment for any reason and ending two years after the date of termination of employment (the “Post-Employment Non-Competition Period”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business, provided that the provisions of this Section 6.2(a) will not be deemed breached merely because Executive owns less than 1% of the outstanding common stock of a publicly-traded company. For purposes of this Agreement, “Competing Business” shall mean (i) any business in which the Buyer or its Affiliates is currently engaged anywhere in North America, including but not limited to the exploitation of intellectual property rights; and (ii) any other business which the Buyer engages in anywhere in the world during Executive’s employment with the Company.

          In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (a) his employment with the Company and (b) the period beginning on the date of termination of employment for any reason and ending two years after the date of termination of employment (the “Post-Employment Non-Solicitation Period”), he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Buyer or any of its Affiliates to terminate his, her, or its relationship with the Buyer or such Affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Buyer or any of its Affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit or otherwise communicate with any supplier, customer, prospective customer, vendor or distributor of the Buyer or any of its Affiliates with respect to any product or service being, or proposed to be, furnished, made, sold or leased to or by the Buyer or its Affiliates during the Term; or (iv) persuade or seek to persuade any supplier or customer of the Buyer or any Affiliate to cease to do business or to reduce the amount of business which any supplier or customer has customarily done or which any supplier, customer or prospective customer contemplates doing with the Buyer or such Affiliate, whether or not the relationship between the Buyer or its Affiliate and such supplier or customer was originally established in whole or in part through Executive’s efforts.For purposes of this Section 6.2(b) only, during the Post-Employment Non-Solicitation Period, the terms “supplier,” “customer,” “vendor” and “distributor” shall mean a supplier, customer, vendor or distributor who has done business with the Buyer or any of its Affiliates within twelve months preceding the termination of Executive’s employment and the term “prospective customer” shall mean any entity to which the Buyer or any of its Affiliates proposed providing products or services in the twelve-month period immediately prior to Executive’s termination of employment with the Company.

                    (b) During Executive’s employment with the Company and the Post-Employment Non-Competition Period, Executive agrees that upon the earlier of Executive’s
(i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) receiving an offer of employment from a Competitor, or
(iii) becoming employed by a Competitor, Executive will (A) immediately provide notice to the Company of such circumstances and (B) provide copies of Section 6 of this Agreement to the Competitor. Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement, including without limitation Executive’s obligations pursuant to Section 6 hereof. For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

                    (c) Executive understands that the provisions of this Section 6.2 may limit his ability to earn a livelihood in a business similar to the Businesses but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 5 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

                    6.3 Proprietary Information. Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Buyer and its Affiliates. Executive covenants that he shall not during his employment or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Buyer, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Buyer or is otherwise required by law. Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Buyer or any of its Affiliates; (b) the name and/or address of any customer prospective customer or vendor of the Buyer or any of its Affiliates or any information concerning the transactions or relations of any customer, prospective customer or vendor of the Buyer or any of its Affiliates with the Buyer or such Affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Buyer or any of its Affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Buyer or any of its Affiliates but not at the time offered generally to customers or vendors; (d) any information concerning the structure or content of the proprietary databases of the Buyer or any of its Affiliates; (e) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Buyer or any of its Affiliates; (f) customer and prospective customer lists and contact information; (g) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Buyer or any of its Affiliates; (h) product information and future development plans; (i) any business plans, budgets, advertising or marketing plans; (j) any information contained in any of the written or oral policies and procedures or manuals of the Buyer or any of its Affiliates; (k) any information belonging to customers, prospective customers or vendors of the Buyer or any of its Affiliates or any other person or entity which the Buyer or any of its Affiliates has agreed to hold in confidence; (l) any Developments (as defined in Section 6.5 of this Agreement below) covered by this Agreement; and (m) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than the Buyer, any of its Affiliates, or the directors, officers, employees, partners, principals or agents of the Buyer or any of its Affiliates (other than as a result of a breach of any obligation of confidentiality).

                    6.4 Confidentiality and Surrender of Records. Executive shall not during his employment or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or upon request by the Buyer, Executive shall deliver promptly to the Buyer all property and records of the Buyer or any of its Affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic, optical or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any proprietary information. All property and records of the Buyer or any of its Affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Buyer or such Affiliate during Executive’s employment with the Company and thereafter.

                    6.5 Developments. Any invention, innovation, process, discovery, improvement, idea, system design, technical know how, design of an article, computer program and related documentation, literary work, artistic work, copyright work or any other work of authorship (collectively, “Developments”) developed, created, made, conceived, invented, discovered, acquired, suggested, or reduced to practice by Executive, either alone or jointly with others, during Executive’s employment by the Company, whether or not during working hours, and related in any manner to the work or other activities carried on by the Buyer or any of its Affiliates shall be (i) the sole property of the Buyer (or, if applicable, an Affiliate of the Buyer) and (ii) works-made-for-hire to the extent allowed by the Copyright Act. In the event such Developments are not works-made-for-hire, Executive hereby assigns all right, title and interest in the Developments to the Buyer. Executive must promptly disclose in writing Developments to the Buyer and shall promptly execute and deliver all documents and perform all actions requested by the Buyer to establish and confirm such ownership by the Buyer (or, if applicable, an affiliate of the Buyer), including, but not limited to, cooperating with and assisting the Buyer (or, if applicable, an affiliate of the Buyer) in obtaining patents, copyrights, trademarks, or service marks for the Buyer (or, if applicable, an Affiliate of the Buyer) in the United States and in foreign countries. Executive waives and releases, to the full extent permitted by law, all of Executive’s rights (including moral rights) to the Developments.

                    6.6 Enforcement. Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Buyer and/or its Affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6. Executive waives posting by the Buyer or its Affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

          7. Assignment and Transfer.

                    (a) Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Executive’s consent to, any purchaser of the Company’s business or assets, or to any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

                    (b) Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.

          8. Miscellaneous.

                    (a) Other Obligations. Executive represents and warrants that neither Executive’s employment with the Company nor Executive’s performance of Executive’s obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

                    (b) Nondisclosure; Other Employers. Executive will not disclose to the Company, use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others. Executive represents and warrants that Executive does not possess any property, proprietary information, trade secrets and confidential business information belonging to any prior employers.

                    (c) Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

                    (d) Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided to him under Section 5 of this Agreement by seeking other employment or otherwise, nor shall, except as otherwise provided under Section 5(c)(iv) of this Agreement, the amount of any payments provided to Executive under Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.

                    (e) Protection of Reputation. During Executive’s employment with the Company and thereafter, Executive agrees that he will take no action which is intended, or would reasonably be expected, to harm the Company or any of its affiliates or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates. Nothing herein shall prevent Executive from making any truthful statement in connection with any legal proceeding or investigation by the Company or its affiliates or any governmental authority.

                    (f) Choice of Law; Consent to Jurisdiction. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of Michigan applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. Any action concerning any dispute arising out of or relating to this Agreement or the employment of Executive by the Company must be brought in a court situated in the County of Ottawa, State of Michigan, and each party hereto consents and submits to the jurisdiction of any state or federal court sitting in the County of Ottawa, State of Michigan for any such action.

                    (g) Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment, including all prior employment agreements between the Company and Executive, which agreement(s) hereby are terminated and shall be of no further force or effect.

                    (h) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

                    (i) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

                    (j) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words “day” or “days” shall mean a calendar day or days.

                    (k) Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

                    (l) Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (i) in the case of the Company, to Woodland Wireless Solutions Ltd., c/o Woodland Holdings Corp., 12222 Merit Drive, Suite 120, Dallas, TX 75251, Attn: Chief Executive Officer, with a copy sent via overnight mail to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, Attn: Scott Rosenblum, Esq.; and (ii) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company, with a copy sent via overnight mail to Cunningham Dalman, PC, P.O. Box 1767, Holland, MI 49422, Attn: Jeffrey K. Helder, Esq. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail or overnight international mail.

                    (m) Assistance in Proceedings, Etc. Executive shall, without additional compensation, during and after his employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates. All of Executive’s out-of-pocket costs incurred to provide such assistance will be advanced by the Company.

                    (n) Survival. Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive and the Company as provided in Sections 5, 6, 7 and 8 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.

                    (o) No Representations Regarding Tax Implications; 409A of the IRC. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limit, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable guidance and regulations thereunder. It is the intention of the parties that payments and benefits under this Agreement be interpreted to be exempt from or in compliance with Section 409A and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. Notwithstanding anything herein to the contrary, if (i) at the time of Executive’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)) with the Company other than as a result of his death, (ii) Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i)), (iii) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, and (iv) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder to the extent necessary (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code). Any payment deferred during such six-month period shall be paid in a lump sum on the day following such six-month period. Any remaining payments or benefits shall be made as otherwise scheduled under this Agreement. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute deferred compensation under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.”

                    (p) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

                    (q) Liability Insurance. During the Term, the Company agrees to cover Executive under a directors’ and officers’ liability insurance policy at a level, and on terms and conditions, no less favorable to the Executive than the coverage the Company provides other directors and similarly-situated executive officers so long as such coverage is available from the carrier.

          9. Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

                    (a) “Actual Audited EBITDA” shall mean the EBITDA as set forth in the Buyer’s Audited Financial Statements.

                    (b) “Adjusted EBITDA” shall mean for any Participation Year, EBITDA less the Capital Charge.

                    (c) “Affiliate” shall mean, with respect to an entity, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. In the case of any Person who is an individual, such Person’s Affiliates shall include such Person’s spouse, siblings, parents, children, grandchildren, and trusts for the benefit of any of the foregoing

                    (d) “Audited Financial Statements” shall mean the audited combined consolidated financial statements of the Buyer for fiscal years ending April 30th.

                    (e) “Businesses” shall mean all of the businesses of Buyer and its Subsidiaries conducted on the date hereof.

                    (f) “Capital Charge” shall be the cumulative (i) combined capital expenditures by the Buyer, and (ii) increase in Working Capital of the Buyer, in each case from the beginning of the then-current Participation Year through the end of the then-current Participation Year.

                    (g) “Closing Date” shall have the meaning set forth in the Stock Purchase Agreement.

                    (h) “Earn-Out Agreement” shall mean that certain Earn-Out Agreement, dated as of the date hereof and effective as of the Closing Date, by and between Buyer and Executive.

                    (i) “EBITDA” shall have the meaning set forth in the Earn-Out Agreement.

                    (j) “Financial Statements” shall mean for any Participation Year, combined consolidated financial statements for the Buyer for such Participation Year, which shall be prepared in accordance with GAAP.

                    (k) “GAAP” shall mean United States generally accepted accounting principles, as in effect on the date of this Agreement, consistently applied.

                    (l) “June 2008 Adjusted EBITDA” shall mean Three Million Five Hundred and Seventy Four Thousand and 00/100 Dollars.

                    (m) “Participation Year” shall mean the twelve month period ending on January 31st for each of 2010, 2011 and 2012.

                    (n) “Person” means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, governmental authority or other entity, of whatever nature.

                    (o) “SEC” means the Securities and Exchange Commission.

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          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an individual thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

WOODLAND WIRELESS SOLUTIONS, LTD		EXECUTIVE:

By:	/s/ Scott Beck	/s/ Ned Timmer

	Name: Scott Beck	Ned Timmer
Title: Chief Executive Officer and President

[Signature Page to Employment Agreement]